Exhibit 77I

The Fund's Investment Goal

The Touchstone Premium Yield Equity Fund seeks long-term growth of capital and high current income.

Its Principal Investment Strategies

The Touchstone Premium Yield Equity Fund invests, under normal market conditions, at least 80% of its assets in equity securities. Shareholders will be provided with at least 60 days' prior notice of any change in this policy. The Fund focuses on dividend-paying equity securities of U.S. companies that the sub-advisor, Chartwell Investment Partners LP ("Chartwell"), believes possess attractive long-term return potential primarily due to lower than average valuations and an improving business outlook.

The Fund invests in securities of companies operating in a broad range of industries, as well as securities of real estate investment trusts ("REITs"), based primarily on Chartwell's fundamental analysis of dividend-paying companies and a desire to achieve adequate diversification. At the core of Chartwell's investment philosophy is the belief that a combination of high dividend yield and low valuation will deliver superior investment returns over a complete market cycle. Chartwell seeks long-term growth of capital by investing in stocks in the top 40% of the market ranked by dividend yield which it believes to be undervalued and therefore have significant potential for capital appreciation. In addition, a significant number of these investments will be in companies that Chartwell believes are capable of consistent dividend growth which is expected to provide some long-term inflation protection. The Fund will invest in companies of any size greater than $500 million in market capitalization in seeking to achieve its investment goal. Chartwell generally considers selling a security when the dividend yield declines below the top 40 percent of the market ranked by yield; the target price is achieved; the current dividend payment is deemed to be at risk; company, industry or sector fundamentals deteriorate; or when an alternative investment opportunity offers the potential for a greater total return or improved risk management.

The Key Risks

Since it purchases common stocks, the Fund is subject to the risk that stock prices will fall over short or extended periods of time. The Fund's investment approach is intended to provide long-term capital growth, which carries with it the potential for price volatility associated with owning equity securities. Historically, the equity markets have moved in cycles. The value of the Fund's equity securities may fluctuate from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by these companies may decline in response to such developments, which could result in a decline in the value of the Fund's shares. These factors contribute to price volatility, which is the principal risk of investing in the Fund. In addition, common stocks represent a share of ownership in a company, and rank after bonds and preferred stock in their claim on the company's assets in the event of bankruptcy.

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Preferred stock represents an equity or ownership interest in an issuer that pays dividends at a specified rate and that has precedence over common stock in the payment of dividends. In the event an issuer is liquidated or declares bankruptcy, the claims of owners of bonds take precedence over the claims of those who own preferred and common stock. If interest rates rise, the fixed dividend on preferred stocks may be less attractive, causing the price of preferred stocks to decline. Preferred stock may have mandatory sinking fund provisions, as well as provisions allowing the stock to be called or redeemed prior to its maturity, which can have a negative impact on the stock's price when interest rates decline.

REITs are pooled investment vehicles that own, and usually operate, income-producing real estate. REITs are susceptible to the risks associated with direct ownership of real estate, such as declines in property values, increases in property taxes, operating expenses, rising interest rates or competition overbuilding, zoning changes, and losses from casualty or condemnation. REITs typically incur fees that are separate from those of the Fund. Accordingly, the Fund's investments in REITs will result in the layering of expenses, such that shareholders will indirectly bear a proportionate share of the REITs' operating expenses, in addition to paying Fund expenses.

The Fund is subject to the risk that small and medium capitalization value stocks may underperform other types of stocks or the equity markets as a whole. Moreover, the smaller capitalization companies in which the Fund invests may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these small companies may have limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, small cap company stocks may be more volatile than stocks of larger companies.

This Fund should only be purchased by investors seeking long-term capital growth who can withstand the share price volatility of equity investing. As with any mutual fund, there is no guarantee that the Fund will achieve its investment goal. You can find more information about the Fund's investments and risks under the "Investment Strategies and Risks" section of this Prospectus.

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The Fund's Performance

The Fund's performance information is only shown when the Fund has had a full calendar year of operations. Since the Fund began operations in December 2007, there is no performance information included in this Prospectus.

The Fund's Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Class A and Class C shares of the Fund.

            Shareholder Fees
(fees paid directly from your investment)
                                                        Class A       Class C
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Maximum Sales Charge Imposed on Purchases
    (as a percentage of offering price)                 5.75%(1)        None
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Maximum Deferred Sales Charge
    (as a percentage of original purchase price
    or the amount redeemed, whichever is less)          None(2)         1.00%(3)
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Wire Redemption Fee                                    Up to $15       Up to $15


        Annual Fund Operating Expenses
(expenses that are deducted from Fund assets)
Management Fees                                         0.70%           0.70%
Distribution and/or Shareholder Service Fees            0.25%           1.00%
Other Expenses(4)                                       0.34%           0.34%
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Total Annual Fund Operating Expenses                    1.29%           2.04%
Less Fee Waiver and/or Expense Reimbursement(5)         0.09%           0.09%
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Net Expenses                                            1.20%           1.95%
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(1)   You may pay a reduced sales charge on very large purchases. (See "Reduced
      Class A Sales Charge" in this Prospectus.)

(2) Purchases of $1 million or more do not pay a front-end sales charge, but may pay a contingent deferred sales charge ("CDSC") of 1.00% if shares are redeemed within 1 year of their purchase and compensation was paid to an unaffiliated broker-dealer.

(3) The 1.00% CDSC is not applicable if shares are held for 1 year or longer and may be waived under other circumstances described in this Prospectus.

(4) "Other Expenses" are based on estimated amounts for the current fiscal year.

(5) Touchstone Advisors and the Trust have entered into an Expense Limitation Agreement whereby Touchstone Advisors has contractually agreed to waive a portion of its advisory fee and/or reimburse certain Fund expenses in order to limit "Net Expenses" to 1.20% for Class A shares and 1.95% for Class C shares. These expense limitations will remain in effect until at least January31, 2009. Pursuant to its agreement with the Trust, Touchstone Advisors has no ability to recoup any previously waived fees or reimbursed expenses from the Fund. For purposes of these waivers, the cost of "Acquired Fund Fees and Expenses," if any, is excluded from Touchstone Advisors' waiver obligations.

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Example. This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same (except that contractual fee waivers are reflected only for the length of the contractual limit, i.e., the first year in the example). Although your actual costs may be higher or lower, based on these assumptions your costs would be:

                                                                     Assuming No
                                                                     Redemption
                                     Class A            Class C        Class C
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1 Year                                $690               $298            $198
3 Years                               $952               $631            $631
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